ARGON ST, INC.
12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

NEWS RELEASE

For Immediate Release

Argon ST, Inc. Announces Fiscal Q3 Results

FAIRFAX, VA, August 10, 2006 / Business Wire / — Argon ST, Inc. (NASDAQ: STST), today announced revenues and earnings for its third fiscal quarter and nine months ended July 2, 2006.

Revenues for the three months ended July 2, 2006 were $68,902,000 compared to $75,611,000 for the prior year quarter. This represents a decrease of $6,709,000, down approximately 9%, from the prior year quarter. Revenues for the nine months ended July 2, 2006 increased $4,617,000 to $192,690,000 up approximately 2%, compared to $188,073,000 for the prior year period.

Net income for the three months ended July 2, 2006 was $5,166,000 or $0.23 per diluted share, a decrease of approximately 12% compared to $5,855,000 or $0.28 per diluted share for the prior year quarter. For the nine months ended July 2, 2006 net income was $15,291,000 or $0.69 per diluted share, a decrease of approximately 3% compared to the prior year period of $15,719,000 or $0.76 per diluted share.

The Company began reporting stock-based compensation expense in the first fiscal quarter of 2006 as required by Statement of Financial Accounting Standards No. 123R (FAS 123R). This non-cash expense was $603,000 and $1,489,000 or $489,000 and $1,211,000 after tax for the three and nine months ended July 2, 2006, respectively. This stock-based compensation expense reduced diluted earnings per share by $0.02 and $0.05 for the three and nine months ended July 2, 2006, respectively.

CEO’s comments

Terry Collins, CEO of Argon ST had the following comment: “Our third quarter performance was somewhat better than the revised mid year plan in terms of sales and earnings, but there was a reduction from last year’s results. Additionally, although contract awards are taking longer than planned, we are seeing both increasing opportunities and high success rates on those programs that we choose to pursue. We believe that with our new technology developments, acquisitions, and key contract awards we are laying the foundation for resumption of our targeted growth plans.”

About Argon ST, Inc.

Argon ST, Inc. designs, develops, and produces systems and sensors for the Command and Control Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1955. Forward-looking statements are not guarantees of future performance and are based upon numerous assumptions about future conditions that could prove not to be accurate. Forward looking statements are subject to numerous risks and uncertainties, and our actual results could differ materially as a result of such risks and other factors. In addition to those risks specifically mentioned in the reports filed by the Company with the Securities and Exchange Commission (including the Company’s Form 10-K for the fiscal year ended September 30, 2005), such risks and uncertainties include, but are not limited to: the availability of U.S. and international government funding for the Company’s products and services; changes in the U.S. federal government procurement laws, regulations, policies and budgets (including changes to respond to budgetary constraints and cost-cutting initiatives); the number and type of contracts and task orders awarded to the Company; the exercise by the U.S. government of options to extend the Company’s contracts; the Company’s ability to retain contracts during any rebidding process; the timing of Congressional funding on the Company’s contracts; any government delay or termination of the Company’s contracts and programs; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of contract deliverables; the Company’s ability to attract and retain qualified personnel, including technical personnel and personnel with required security clearances; charges from any future impairment reviews; the future impact of any acquisitions or divestitures the Company may make; the competitive environment for defense and intelligence information technology products and services; general economic, business and political conditions domestically and internationally; and other factors affecting the Company’s business that are beyond its control. All of the forward-looking statements should be considered in light of these factors. Investors should not put undue reliance on any forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise, except as provided by law.

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 2, 2006	September 30, 2005
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$66,514,000	$4,064,000
Accounts receivable, net	86,202,000	103,577,000
Inventory	1,779,000	1,166,000
Income taxes receivable	537,000	2,464,000
Deferred income tax asset	2,271,000	1,742,000
Prepaids and other	1,303,000	888,000

TOTAL CURRENT ASSETS	158,606,000	113,901,000
Property, equipment and software, net	15,756,000	14,896,000
Advances and cash held in escrow	—	10,900,000
Goodwill	115,135,000	107,956,000
Intangibles, net	1,851,000	1,219,000
Other assets	665,000	962,000

TOTAL ASSETS	$292,013,000	$249,834,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of Credit	$—	$11,000,000
Accounts payable and accrued expenses	13,327,000	26,857,000
Accrued salaries and related expenses	12,364,000	8,848,000
Deferred revenue	3,928,000	7,139,000
Notes payable — current portion	—	56,000
Capital lease obligations — current	20,000	19,000
Deferred rent	360,000	61,000

TOTAL CURRENT LIABILITIES	29,999,000	53,980,000
Deferred income tax liability, long term	303,000	1,979,000
Deferred rent	1,614,000	1,799,000
Capital lease obligations — net of current	48,000	63,000
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY

Common stock:
$.01 Par Value, 100,000,000 shares authorized, 22,260,512 and 20,153,878 shares issued at July 2, 2006 and September 30, 2005	223,000	202,000
Additional paid in capital	211,067,000	158,458,000
Treasury stock at cost, 126,245 shares	(534,000)	(534,000)
Retained earnings	49,293,000	34,002,000
Accumulated other comprehensive loss	—	(115,000)

TOTAL STOCKHOLDERS’ EQUITY	$260,049,000	$192,013,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$292,013,000	$249,834,000

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

	Third Quarter Ended		Nine Months Ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
CONTRACT REVENUES	$68,902,000	$75,611,000	$192,690,000		$188,073,000
COST OF REVENUES	56,206,000	62,555,000	153,068,000		151,534,000
GENERAL AND ADMINISTRATIVE
EXPENSES	4,837,000	3,474,000	15,617,000		11,305,000

INCOME FROM OPERATIONS	7,859,000	9,582,000	24,005,000		25,234,000
OTHER INCOME (EXPENSE)
Interest income	548,000	193,000	1,064,000		538,000
Interest expense	(4,000)	(1,000)	(165,000)		(10,000)

	544,000	192,000	899,000		528,000

INCOME BEFORE INCOME TAXES	8,403,000	9,774,000	24,904,000		25,762,000
PROVISION FOR INCOME TAXES	3,237,000	3,919,000	9,613,000		10,043,000

NET INCOME	$5,166,000	$5,855,000	$15,291,000		$15,719,000

				$
EARNINGS PER SHARE (Basic)	$0.23	$0.30	$0.71		0.80

				$
EARNINGS PER SHARE (Diluted)	$0.23	$0.28	$0.69		0.76

WEIGHTED-AVERAGE SHARES
OUTSTANDING
Basic	22,120,000	19,830,000	21,495,000		19,665,000

Diluted	22,717,000	20,694,000	22,127,000		20,563,000

CONTACT:

Victor F. Sellier, Chief Financial Officer
vic.sellier@argonst.com
URL: www.argonst.com